Exhibit 99.1

Unica Announces Preliminary Financial Results for Second Quarter Fiscal 2009
- Total revenue expected to be in the range of $22.8 to $23.5 million
- Subscription revenue expected to grow over 40% compared to prior year quarter
- Cash flows from operations expected to be positive

WALTHAM, Mass. — April 8, 2009 – Unica Corporation (Nasdaq: UNCA), a leading global provider of enterprise marketing management (EMM) solutions, today announced preliminary financial results for its second fiscal quarter ended March 31, 2009.

Based on preliminary financial data, the company currently expects to report second quarter total revenue in the range of $22.8 to $23.5 million, compared to $26.1 million in the first quarter. A majority of the sequential decline in total revenue relates to perpetual license revenue, which was impacted by a higher-than-expected mix of subscription-based sales as well as the challenging economic environment during the quarter.

The company expects to report non-GAAP operating income/(loss) in the range of $100,000 to $(300,000) and non-GAAP net loss per diluted share in the range of $0.01 to $0.03. This would represent an improvement compared to a non-GAAP operating loss of $348,000 and a non-GAAP net loss per diluted share of $0.04 during the first quarter of fiscal 2009.

Non-GAAP operating income excludes non-cash share-based compensation expense and amortization of acquired intangibles. Results are preliminary in nature, and subject to change based on the completion of the company’s quarter-end close process. A reconciliation of non-GAAP operating income and non-GAAP earnings per share to the corresponding GAAP measures is not included in this press release because the company is still in the process of reviewing certain items that may impact GAAP results. The GAAP measures and an update related to our outlook for the remainder of fiscal year 2009 will be provided with the release of our full earnings on April 30, 2009.

Unica currently expects to report positive cash flows from operations for the three months ended March 31, 2009, resulting in cash, cash equivalents, and short-term investments in excess of $47.0 million at the end of the second fiscal quarter.

“During the second quarter, the difficult economic environment continued to impact the timing of IT projects at some of our customers and prospects, which in turn impacts our revenue associated with perpetual license deals,” said Yuchun Lee, chief executive officer of Unica. “On the positive side, we currently expect to deliver in excess of 40% growth in subscription revenue, compared to the prior year quarter, as we continue to see high interest levels and relatively solid demand for our on-demand solutions. In addition, several transactions involved our enterprise solutions being deployed on-premise, but they were closed on a subscription rather than perpetual license basis. Our flexibility in licensing models provided customers with more options to move forward with projects immediately, despite the challenging capital approval process caused by the trying economic environment.”

Lee added, “This is an example of how Unica can leverage the diversity of our business model to address customer needs and grow our subscription revenue, which we expect to be larger than our perpetual license revenue for the first time in the company’s history. We continue to be highly confident in Unica’s ability to weather this economic cycle and in our long-term market leadership position based on our industry leading technology, large customer base, and strong balance sheet. ”

Kevin Shone, chief financial officer of Unica, said, “We are pleased with the company’s execution from an expense management perspective in the quarter, which was a key reason the company was able to generate positive cash flows from operations and improve our non-GAAP operating performance despite the sequential decline in revenue.”

About Unica

Unica Corporation (Nasdaq: UNCA) is a leading global provider of enterprise marketing management (EMM) software and services. The most comprehensive EMM suite on the market today, Unica’s Affinium® software streamlines the entire marketing process from analysis and planning to project management, execution and measurement. More than 800 companies worldwide depend on Unica for their enterprise marketing management solution.

Unica is headquartered in Waltham, Mass. with offices around the globe. For more information, visit www.unica.com.

Note to Editors: Copyright 2009 Unica Corporation. Unica, the Unica logo, Affinium, MarketingCentral and NetInsight are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

Forward-looking Statements

The information provided in this press release above contains forward-looking statements that relate to future events and future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change; and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including those factors listed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 under “Risk Factors”, which factors could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Non-GAAP Financial Measures

Unica has provided in this press release selected preliminary financial information that has not been prepared in accordance with GAAP. Unica uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Unica’s ongoing operational performance. Unica believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Unica’s industry, many of whom present similar non-GAAP financial measures to investors. Specifically, on both an historic and a forward-looking basis, these non-GAAP measures exclude:

— Expense associated with the write-off of in-process research and development and amortization of intangible assets related to acquisitions, as exclusion of these expenses allows

comparisons of operating results that are consistent over time for both the company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

— Expense associated with share-based compensation related to stock options, the company’s employee stock purchase plan and restricted stock units because, while share-based compensation is a significant ongoing expense affecting the company’s

results of operations, the Company’s management excludes

share-based compensation from the company’s forecasting and

planning process used to allocate resources. In addition,

because of varying available valuation methodologies,

subjective assumptions and the variety of award types, the

company believes that excluding share-based compensation may enable useful comparisons of the company’s operating results to its competitors’ results.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Media contact:
Dan Ring
Unica Corporation
781-487-8641
dring@unica.com

Investor contact:
Kori Doherty
ICR
617-956-6730
kdoherty@icrinc.com